SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Green Dot Corporation
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GREEN DOT CORPORATION
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SUPPLEMENT TO PROXY STATEMENT

OF

GREEN DOT CORPORATION
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The following supplements the definitive proxy statement dated April 18, 2016 (the "Proxy Statement") filed on Schedule 14A by Green Dot Corporation (“Green Dot” or the “Company”) in connection with the Company’s 2016 Annual Meeting of Stockholders to be held on May 23, 2016 (the "Annual Meeting"). The Proxy Statement was mailed to Green Dot stockholders on or about April 19, 2016.
Except as described in this document, the information provided in the Proxy Statement continues to apply and this supplement should be read in conjunction with the Proxy Statement. To the extent the following information differs from, updates or conflicts with information contained in the Proxy Statement, the supplemental information below is more current. If you need another copy of the Proxy Statement, please contact Innisfree M&A Incorporated (“Innisfree”), the proxy solicitor assisting the Company in connection with the Annual Meeting. To contact Innisfree, stockholders may call toll free at (877) 800-5186 or collect at (212) 750-5833.

Supplemental Disclosures
On May 23, 2016, Green Dot announced that Timothy R. Greenleaf and Michael J. Moritz have resigned as directors of Green Dot, effective as of May 22, 2016, and have decided not to stand for reelection to the board of directors of Green Dot (the “Board”) at the Annual Meeting. As a result, all references to (x) Mr. Greenleaf and Mr. Moritz as director nominees should be deemed to be removed from the Proxy Statement and (y) the Board's nominees should be deemed to be changed to the Board's nominee in the Proxy Statement. In light of the foregoing, the Board is now seeking, pursuant to Proposal No. 1, to elect only Steven W. Streit, to serve as a Class III director on the Board until the third annual meeting of stockholders following the Annual Meeting and until his successor has been elected and qualified or until his earlier resignation or removal.
The first two paragraphs of the section of the Proxy Statement entitled "PROPOSAL NO. 1 - ELECTION OF DIRECTORS" are superseded and replaced by the three paragraphs set forth below under the same caption.
The Board does not intend to circulate an updated WHITE proxy card as any votes with respect to Mr. Greenleaf or Mr. Moritz will be disregarded. If you have already submitted a WHITE proxy card, the persons named as proxies therein will vote your shares of Class A common stock, par value $0.001 per share, of Green Dot (the "Common Stock") as indicated on the proxy card that you submitted. However, because Mr. Greenleaf and Mr. Moritz have withdrawn from consideration as nominees on Green Dot’s slate, the persons named as proxies on the WHITE card will vote in the manner indicated on the proxy card submitted only with respect to the remaining director nominee, Mr. Streit.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
The size of our Board of Directors is currently fixed at ten members, and due to the resignations of Mr. Greenleaf and Mr. Moritz, our Board currently consists of eight directors, with two vacancies. In addition, our Board is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. The term of the lone director in Class III, Steven W. Streit, expires at this meeting. The terms of office of directors in Class I and Class II do not expire until the annual meetings of stockholders held in 2017 and 2018, respectively.
Biographical information for the Board's nominee and each director whose term of office will continue after the upcoming meeting is set forth in the section titled "Continuing Directors" below. We have highlighted in that section, the specific experience, qualifications, and skills that led the Board to conclude that each individual should continue to serve as a director of Green Dot. In addition to the information set forth in that section, Appendix A sets forth information relating to certain of our directors, officers, and employees who are considered "participants" in this proxy solicitation under the rules of the SEC by reason of their position as Green Dot directors or because they may be soliciting proxies on our behalf.
While three directors will be elected at the Annual Meeting, this proxy statement is soliciting votes to elect the Board’s only nominee, Mr. Streit. Accordingly, stockholders who return the WHITE proxy card will only be able to vote for the Board's nominee and will not have the opportunity to vote for the two additional seats up for election at the Annual Meeting. There is no assurance that any of the nominees of Harvest will serve as directors if our nominee is elected to the Board. If you vote using the WHITE proxy card, you will not be able to vote for any of Harvest's nominees for directors. You can only vote for Harvest's nominees by signing and returning a proxy card provided by Harvest or by requesting a legal proxy and casting your ballot in person by attending the Annual Meeting.

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